GSE SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Financial Information
On September 20, 2017, GSE, through its wholly-owned subsidiary GSE Performance Solutions, Inc. ("Performance Solutions"), acquired 100% of the capital stock of Absolute Consulting, Inc. ("Absolute") for $8.8 million pursuant to the Stock Purchase Agreement by and among Performance Solutions and the sellers of Absolute. The purchase price was subject to a customary working capital adjustment resulting in total consideration of $9.5 million. The acquisition of Absolute was completed on an all-cash transaction basis.
The unaudited pro forma condensed statements of operations are presented for the most recent fiscal year ended December 31, 2016 and for the nine months ended September 30, 2017, which is the most recent interim date for which a balance sheet is required. No pro forma condensed balance sheet as of September 30, 2017 is presented as the acquisition is already reflected in the balance sheet in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and Absolute's historical financial statements as adjusted to give effect to the Company's acquisition of Absolute. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the 12 months ended December 31, 2016 give effect to these transactions as if they had occurred on January 1, 2016.
The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements should be read together with the Company's historical financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the period ended September 30, 2017, and the historical financial statements of Absolute for the year ended December 31, 2016 contained in this Form 8-K/A.

GSE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(in thousands, except per share data)
	GSE	Absolute	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Revenue	$53,101	$40,046	$-		$93,147
Cost of revenue	37,857	34,962	-		72,819
Gross profit	15,244	5,084	-		20,328

Operating expenses:
Selling, general and administrative	11,127	4,122	-		15,249
Research and development	1,380	-	-		1,380
Restructuring charges	490	-	-		490
Depreciation	383	97	16	(a)	496
Amortization of definite-lived intangible assets	289		545	(b)	834
Total operating expenses	13,669	4,219	561		18,449

Operating income	1,575	865	(561)		1,879

Interest income, net	85	(1)	-		84
Gain (loss) on derivative instruments, net	(18)	-	-		(18)
Other (expense) income, net	130	-	-		130
Income before income taxes	1,772	864	(561)		2,075

Provision for income taxes	350	-	121	(c)	471
Net income	$1,422	$864	$(682)		$1,604

Basic earnings per common share	$0.08				$0.09

Diluted earnings per common share	$0.08				$0.09

Weighted-average shares:

Basic	18,218,681				18,218,681

Diluted	18,512,266				18,512,266

GSE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017
(in thousands, except per share data)
	GSE	Absolute	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Revenue	$48,876	$28,594	$-		$77,470
Cost of revenue	35,513	25,095	-		60,608
Gross profit	13,363	3,499	-		16,862

Operating expenses:
Selling, general and administrative	11,740	3,017	(580)	(d)	14,177
Research and development	1,103	-	-		1,103
Restructuring charges	45	-	-		45
Depreciation	254	54	12	(a)	320
Amortization of definite-lived intangible assets	148	-	409	(b)	557
Total operating expenses	13,290	3,071	(159)		16,202

Operating income	73	428	159		660

Interest income, net	60	(1)	-		59
Gain (loss) on derivative instruments, net	226	-	-		226
Other (expense) income, net	(4)	-	-		(4)
Income before income taxes	355	427	159		941

Provision for income taxes	399	-	234	(c)	633
Net income	$(44)	$427	$(75)		$308

Basic earnings per common share	$(0.00)				$0.02

Diluted earnings per common share	$(0.00)				$0.02

Weighted-average shares:

Basic	19,204,778		-		19,204,778

Diluted	19,204,778		396,883	(e)	19,601,661

GSE SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except per share information)
1.	Basis of presentation
The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.
The business combination was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Absolute's assets acquired and liabilities assumed and conformed the accounting policies of Absolute to its own accounting policies.
The pro forma combined financial statements do not necessarily reflect what the combined company's results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Absolute as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.
2.	Preliminary purchase price allocation
The Company has performed a preliminary valuation analysis of the fair value of the assets acquired and liabilities assumed at the date of the transaction. Due to the recent completion of the acquisition of Absolute, the determination and allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and intangible assets acquired.
The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):
Purchase Price Allocation

Total purchase price	$9,519

Purchase price allocation:
Cash	455
Contract receivables	5,121
Prepaid expenses and other current assets	54
Property, and equipment, net	184
Intangible assets	2,721
Accounts payable, accrued expenses, and other liabilities	(134)
Accrued compensation	(1,617)
Total identifiable net assets	6,784

Goodwill	2,735

Net assets acquired	$9,519

3.	Pro forma adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:
(a)
Represents the depreciation of the adjustment of $80,000 to increase the basis in the acquired property and equipment to estimated fair value of $184,000. The weighted average useful life of the property and equipment is 5 years. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the valuation report.

(b)
Represents the amortization of the intangible assets acquired upon the acquisition of Absolute. As part of the preliminary valuation analysis, the Company identified intangible assets of $2.7 million, including customer relationships and trade name, with amortization periods of five years. These preliminary estimates of fair value and estimated useful life will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis.

The following table summarizes the preliminary fair value of intangible assets acquired at the date of acquisition and their estimated useful lives and uses a straight line method of amortization:
	Estimated Fair Value	Estimated Useful Life	Amortization Expense
	(in thousands)	(in years)	Year ended December 31, 2016	Nine months ended September 30, 2017
Customer relationships	$2,068	5	$414	$311
Trademarks/Names	653	5	131	98
Total	$2,721		$545	$409
(c)
Represents the income tax effect of Absolute's income and pro forma adjustments based on the estimated blended federal and state statutory tax rate of 40%. The table below does not reflect the net operating losses of the Company which can be used to offset a portion of the taxable income from Absolute. Before the acquisition, Absolute had elected to be taxed as an S Corporate under the Internal Revenue Code. As a result, earnings or losses of Absolute passed through to its shareholders. Therefore, no provision for income taxes had been included in their historical statements of operations. The income tax adjustment was made as if Absolute had been converted to a C Corporate upon the acquisition.

The following table summarizes the calculation of the income tax effect of the acquisition of Absolute:
	Year ended December 31, 2016	Nine months ended September 30, 2017
Absolute's pre-tax income	$864	$427
Pro forma adjustment	(561)	159
Estimated taxable income	303	586
Estimated blended statutory tax rate	40%	40%
Pro forma tax adjustment	$121	$234
(d)
Represents the elimination of non-recurring transaction costs of $473,000 and $107,000 incurred by GSE and Absolute, respectively, during the nine months ended September 30, 2017 that are directly related to the acquisition of Absolute.

(e)
During the nine months ended September 30, 2017, the Company reported a GAAP net loss and positive pro forma combined net income. Accordingly, there were 396,883 dilutive shares from options and RSUs included in the pro forma combined per common share calculation for the nine months ended September 30, 2017, that were considered anti-dilutive in determining the GAAP diluted loss per common share.